Exhibit 10

                             AGREEMENT FOR SERVICES

AGREEMENT made and entered into as of this 9th day of July, 2010 (the "Agreement"), by and between Credex Corporation (the "Client") and /Cypress Bend Executive Services, LLC ("Consultant").

Whereas, the Consultant is in the business of providing advice, management, fund raising and legal services and the Client believes such experience is in its best interest to utilize, and

Whereas, the Company formally desires to engage Consultant to provide such services in accordance with the terms and conditions hereinafter set forth;

Now, therefore, the Client and Consultant agree as follows:


1. Engagement. The Company agrees to engage Consultant and Consultant agrees to:

   A. Raise the necessary money to fund the cost of Credex's business operation short term;
   B. Prepare and file the necessary paperwork with the SEC to take Credex public (Form 10, S-1 and 10Qs as necessary;
   C. Secure a transfer agent and market maker broker-dealer for Credex's stock;
   D.  Secure the audits necessary to go public and
   E.  Run the day to day operation of Credex short term.

2.  Compensation.

   A. The Client shall pay the Consultant $200,000 for its services. Cypress Bend will receive a majority of the outstanding stock in Credex. Payment for Cypress Bend's services will not be based on the stock they own but rather the flat fee so as not to dilute the ownership interest of the current shareholders. When Consultant's services are completed and Consultant is paid in full Consultant will convey its stock holdings to whomever the Client directs. If the Agreement is terminated Consultant will return all of its stock to the Client's treasury except that Mr. Cook's stock shall be returned to him. The fee paid to Consultant shall also constitute any payment that may be due to Richard R. Cook.

   B. All normal operational expenses of the Client will be the Client's responsibility.

3. Best Efforts Basis. Subject to Section 4 and the last sentence of Section 3 hereof, Consultant agrees that it will at all times faithfully and to the best of its experience, ability and talents perform all the duties that may be required of it pursuant to the terms of this Agreement. The Client specifically acknowledges and agrees, however, that the services to be rendered by Consultant shall be conducted on a "best efforts" basis and has not, cannot and does not guarantee that its efforts will have any impact on the Clients business or that any subsequent financial improvement will result from its efforts.

4. Non Exclusive Services. The Client understands that Consultant is currently providing certain advisory and other services to other individuals and entities and agrees that Consultant is not prevented or barred from rendering services of the same nature or a similar nature to any other individuals or entities and acknowledges that such Services may from time to time conflict with the timing of and the rendering of Consultant's services. In addition, Consultant understands and agrees that the Client shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by Consultant.

5. Liability of Consultant. In furnishing the Client with advice and other services as herein provided, Consultant shall not be liable to the Client or its creditors for errors of judgment or for anything except malfeasance or gross negligence in the performance of its duties or reckless disregard of the obligations and duties under the terms of this Agreement.

6. Confidentiality. Until such time as the same may become publicly known, Consultant agrees that any information provided it by the Client, of a confidential nature will not be revealed or disclosed to any person or entities, except in the performance of this Agreement, and upon completion of the term of this Agreement and upon the written request of the Client, any original documentation provided by the Client will be returned to it. Consultant will, where it deems necessary, require confidentiality agreements from any associated persons where it reasonably believes they will come in contact with confidential material.

7. Notice. All notices, requests, demands and other communications provided for by this Agreement shall, where practical, be m writing and shall be deemed to have been given when mailed at any general or branch United States Post office enclosed in a certified post paid envelope and addressed to the address of the respective party. Any notice of change of address shall only be effective however, when received.

8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Client, its successors, and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged and Consultant and its successors and assigns.

Consultant agrees that it will not sell, assign, transfer, convey, pledge or encumber this Agreement or its right, title or interest herein, without the prior written consent of the Client, this Agreement being intended to secure the personal services of Consultant.

9. Termination. Consultant agrees that the Client may terminate this Agreement at any time providing prior written notice of termination to Consultant. Any notice of termination shall only be effective however, when received. See section 2.A.

10. Time For Performance. Consultant shall attempt to complete its work for Client within nine months from the date of execution of this agreement. The Consultant will attempt to finish its work in six months if possible.

The Client agrees that the Consultant may terminate this Agreement at any time providing prior written notice of termination to the Client. Any notice of termination shall only be effective however, when received. See section 2.A.

10. Applicable Law. This Agreement shall be deemed to be a contract made under the laws of the State of Florida, and for all purposes shall be construed in accordance with the laws of said state. The Client:

      (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in Florida, County of Volusia.

      (ii) waives any objection which the Client may have now or hereafter to the venue of any such suit, action, or proceeding, and
      (iii) gives irrevocable consent to the jurisdiction of the Circuit, County of Volusia, in any such suit, action or proceeding.

11. Other Agreements. This Agreement supersedes all prior understandings and agreements between the parties It may not be amended orally, but only by a writing signed by the parties hereto.

12. Non Waiver. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right shall constitutes a waiver of that or any other right.

13. Heading. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shaI1 be deemed an original but all of which together shall constitute one and the same instrument.

In Witness Whereof, the parties hereto have executed this Agreement the day and year first above written.

                 Client                       Consultant



By:  /s/ Denise Leonardo                     By: /s/ Timothy L. Kuker
     _________________________		         ___________________________
         Denise Leonardo                             TIMOTHY L. KUKER
         President                                   Managing Member